                                                                    Exhibit 99.1

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                                                                                              June 30,
                                                                                               2000*           December 31,
(Dollars in thousands)                                                                      (unaudited)            1999*
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                           $ 221,250           $ 137,130
Federal funds sold                                                                                   87,400             216,300
Other short term securities                                                                              55              29,507
                                                                                         ---------------------------------------
       Cash and cash equivalents                                                                    308,705             382,937
Investment securities:
    Available for sale, at fair value                                                               483,090             441,290
    Held to maturity, at amortized cost (fair value $438,998 and $222,394 at
      June 30, 2000 and December 31, 1999, respectively)                                            448,187             229,742
    Other securities                                                                                 20,052              23,918
                                                                                         ---------------------------------------
       Investment securities                                                                        951,329             694,950
Loans:
    Commercial                                                                                    1,103,847             900,943
    Term real estate - commercial                                                                   797,702             696,707
                                                                                         ---------------------------------------
         Total commercial                                                                         1,901,549           1,597,650
    Real estate construction and land                                                               507,192             466,577
    Real estate - other                                                                             123,708             133,256
    Consumer and other                                                                              195,799             159,679
    Deferred loan fees and discounts                                                                (13,731)            (12,599)
                                                                                         ---------------------------------------
    Total loans, net of deferred fees                                                             2,714,517           2,344,563
       Allowance for loan losses                                                                    (56,769)            (46,451)
                                                                                         ---------------------------------------
    Total loans, net                                                                              2,657,748           2,298,112
Property, premises and equipment                                                                     33,043              35,958
Interest receivable and other assets                                                                155,434             130,073
                                                                                         ---------------------------------------
                Total assets                                                                    $ 4,106,259         $ 3,542,030
                                                                                         =======================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
    Demand, noninterest-bearing                                                                   $ 811,774           $ 690,860
    MMDA, NOW and savings                                                                         1,924,782           1,737,002
    Time certificates, $100,000 and over                                                            665,539             527,766
    Other time certificates                                                                         141,719             145,069
                                                                                         ---------------------------------------
    Total deposits                                                                                3,543,814           3,100,697
Other borrowings                                                                                    133,500             100,600
Other liabilities                                                                                    59,177              53,731
                                                                                         ---------------------------------------
              Total liabilities                                                                   3,736,491           3,255,028
                                                                                         ---------------------------------------
Company obligated mandatorily redeemable cumulative trust preferred
  securities of subsidiary trust holding solely junior subordinated debentures                       99,500              49,000

Commitments and contingencies

SHAREHOLDERS' EQUITY
Preferred stock, no par value: 4,000,000 shares authorized;
   none issued                                                                                            -                   -
Common stock, no par value: 40,000,000 shares authorized;
  19,814,173 and 18,989,511 shares issued and outstanding
   as of June 30, 2000 and December 31, 1999, respectively                                          153,704             139,754
Accumulated other comprehensive loss                                                                (14,722)             (8,055)
Retained earnings                                                                                   131,286             106,303
                                                                                         ---------------------------------------
              Total shareholders' equity                                                            270,268             238,002
                                                                                         ---------------------------------------
                Total liabilities and shareholders' equity                                      $ 4,106,259         $ 3,542,030
                                                                                         =======================================

* Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.

See notes to supplemental consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)                 Three months ended June 30,    Six months ended June 30,
(unaudited)                                                          2000*         1999*          2000*          1999*
-------------------------------------------------------------------------------------------   --------------------------
INTEREST INCOME
Interest on loans                                                   $ 66,034      $ 44,445      $ 124,866       $ 85,189
Interest on investment securities:
  Taxable                                                             12,236         8,354         23,275         15,538
  Tax - exempt                                                         2,042         1,391          3,856          2,777
                                                               ----------------------------   ---------------------------
      Total interest on investment securities                         14,278         9,745         27,131         18,315
Other interest income                                                  3,324         3,388          7,845          5,901
                                                               -------------- -------------   ------------  -------------
      Total interest income                                           83,636        57,578        159,842        109,405
                                                               ----------------------------   ---------------------------
INTEREST EXPENSE
Interest on deposits                                                  27,955        18,859         54,571         35,607
Interest on Trust Preferred Securities                                 1,783           919          2,841          1,955
Interest on other borrowings                                           1,530         1,680          3,188          2,907
                                                               -------------- -------------   ------------  -------------
      Total interest expense                                          31,268        21,458         60,600         40,469
                                                               ----------------------------   ---------------------------
          Net interest income                                         52,368        36,120         99,242         68,936
Provision for loan losses                                              8,207         2,141         13,746          3,529
                                                               -------------- -------------   ------------  -------------
          Net interest income after provision for loan losses         44,161        33,979         85,496         65,407
                                                               ----------------------------   ---------------------------
OTHER INCOME
Loan and international banking fees                                    1,927           697          3,103          1,370
Service charges and other fees                                         2,005         1,989          3,978          3,922
Trust fees                                                               905           727          1,829          1,448
Gain on sale of SBA loans                                                675           446          1,294          1,259
ATM network revenue                                                      584           613          1,154          1,258
Gain (loss) on sale of investments, net                                   58            (9)            57             52
Warrant income, net                                                      740           226          9,349            230
Other income                                                           1,456           795          4,554          1,397
                                                               ----------------------------   ---------------------------
      Total other income                                               8,350         5,484         25,318         10,936
                                                               ----------------------------   ---------------------------
OPERATING EXPENSES
Compensation and benefits                                             14,422        12,810         29,385         25,243
Occupancy and equipment                                                4,880         3,886          9,911          7,989
Legal and other professional fees                                      1,068           786          2,046          1,498
Telephone, postage and supplies                                        1,086         1,022          2,123          2,027
Marketing and promotion                                                  997           767          1,856          1,494
Client services                                                          765           761          1,593          1,637
FDIC insurance and regulatory assessments                                233           146            473            285
Directors fees                                                           193           274            378            577
Other real estate owned                                                   41            15             51             36
Contribution to GBB Foundation and related expenses, net                   -           323              -            323
Merger and other related nonrecurring costs                           10,203         3,965         14,084          3,965
Other                                                                  2,426         2,467          4,825          4,257
                                                               ----------------------------   ---------------------------
      Total operating expenses                                        36,314        27,222         66,725         49,331
                                                               ----------------------------   ---------------------------
          Income before provision for income taxes and
            extraordinary items                                       16,197        12,241         44,089         27,012
Provision for income taxes                                             6,463         4,650         17,626         10,395
                                                               ----------------------------   ---------------------------
          Net income before extraordinary items                        9,734         7,591         26,463         16,617
Extraordinary items                                                        -             -              -            (88)
                                                               ----------------------------   --------------------------
          Net income                                                 $ 9,734       $ 7,591       $ 26,463       $ 16,529
                                                               ============================   ===========================
Net income per share - basic                                          $ 0.49        $ 0.42         $ 1.35         $ 0.91
                                                               ============================   ===========================
Net income per share - diluted                                        $ 0.47        $ 0.40         $ 1.30         $ 0.87
                                                               ============================   ===========================

* Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.

See notes to supplemental consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                            Three months ended June 30,    Six months ended June 30,
                                                           ---------------------------------------------------------
(Dollars in thousands)                                         2000*          1999*            2000*         1999*
------------------------------------------------------------------------------------    ----------------------------
Net income                                                    $ 9,734       $ 7,591         $ 26,463       $ 16,529
                                                           -------------------------    ----------------------------
Other comprehensive income:

   Unrealized gains on securities:
      Unrealized holding gains arising during period
         (net of taxes of $(3,660) and $(2,945) for
         the three months ended June 30, 2000 and
         1999, and $(4,820) and $(3,458) for the six
         months ended June 30, 2000 and 1999,
         respectively)                                         (5,234)       (4,212)          (6,893)        (4,946)
      Less: reclassification adjustment for gains
         included in net income                                    34            (5)              34             31
                                                           -------------------------    ----------------------------
   Net change                                                  (5,200)       (4,217)          (6,859)        (4,915)
                                                           -------------------------    ----------------------------
   Cash flow hedges:
      Net derivative gains arising during period (net
         of taxes of $(45) and $480 for the three months
         ended June 30, 2000 and 1999, and $129 and
         $1,126 for the six months ended June 30, 2000
         and 1999,  respectively)                                 (64)          686              185          1,610
      Less: reclassification adjustment for expenses
         included in income (net of taxes of $5 and
         $(46) for the three months ended June 30, 2000
         and 1999,  and $7 and $(89) for the six months
         ended June 30, 2000 and 1999,  respectively)               5           (46)               7            (89)
                                                           -------------------------    ----------------------------
   Net change                                                     (59)          640              192          1,521
                                                           -------------------------    ----------------------------
      Other comprehensive loss                                 (5,259)       (3,577)          (6,667)        (3,394)
                                                           -------------------------    ----------------------------
         Comprehensive income                                 $ 4,475       $ 4,014         $ 19,796       $ 13,135
                                                           =========================    ============================

* Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.

See notes to supplemental consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             Six months ended June 30,
(Dollars in thousands) (unaudited)                                            2000*               1999*
-----------------------------------------------------------------------------------------------------------
Cash flows - operating activities
Net income                                                                  $  26,463            $  16,529
Reconcilement of net income to net cash from operations:
    Provision for loan losses                                                  13,746                3,529
    Depreciation and amortization                                               3,907                1,661
    Deferred income taxes                                                      (4,063)              (1,661)
    Gain on sale of investments, net                                               --                  (52)
    Changes in:
        Accrued interest receivable and other assets                           (3,827)              (5,133)
        Accrued interest payable and other liabilities                         (4,481)               5,941
        Deferred loan fees and discounts, net                                   1,855                2,496
                                                                        --------------      ---------------
Operating cash flows, net                                                      33,595               23,310
                                                                        --------------      ---------------

Cash flows - investing activities
Maturities and partial paydowns on of investment securities:
    Held to maturity                                                           18,548               12,784
    Available for sale                                                         15,206              119,038
    Other securities                                                            3,866                    -
Purchase of investment securities:
    Held to maturity                                                         (237,148)             (23,348)
    Available for sale                                                        (67,572)            (184,349)
    Other securities                                                                -                 (498)
Proceeds from sale of available for sale securities                                 -               36,895
Loans, net                                                                   (375,238)            (288,958)
Sale of bank building                                                           5,502                    -
Purchase of property, premises and equipment                                      (40)              (5,763)
Proceeds from sale of other real estate owned                                  (5,766)                 345
Purchase of insurance policies                                                 (4,555)              (4,776)
                                                                        --------------      ---------------
Investing cash flows, net                                                    (647,197)            (338,630)
                                                                        --------------      ---------------

Cash flows - financing activities
Net change in deposits                                                        443,117              371,741
Net change in other borrowings - short term                                    32,900               18,290
Principal repayment - long term borrowings                                          -               (3,000)
Company obligated mandatorially redeemable preferred
 securities of subsidiary trust holding solely junior
 subordinated debentures issued                                                50,500                    -
Proceeds from sale of common stock                                             17,997                4,045
Cash dividends                                                                 (5,144)              (3,971)
                                                                        --------------      ---------------
Financing cash flows, net                                                     539,370              387,105
                                                                        --------------      ---------------

Net change in cash and cash equivalents                                       (74,232)              71,785
Cash and cash equivalents at beginning of period                              382,937              322,805
                                                                        --------------      ---------------
Cash and cash equivalents at end of period                                  $ 308,705            $ 394,590
                                                                        ==============      ===============

Cash flows - supplemental disclosures
Cash paid during the period for:
    Interest                                                                $  60,937            $  40,525
    Income taxes                                                            $  12,830            $   9,315
Non-cash transactions:
    Tax benefit of exercise of nonqualified stock options                   $       -            $     345
    Transfer of appreciated securities to Greater Bay
    Bancorp Foundation                                                      $   7,200            $       -

* Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.

See notes to supplemental consolidated financial statements.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
As of June 30, 2000 and December 31, 1999 and for the
Three Months and Six Months Ended June 30, 2000 and 1999

NOTE 1-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Supplemental Consolidated Balance Sheet as of June 30, 2000, and the Supplemental Consolidated Statements of Operations, Comprehensive Income and Cash Flows for the three months and six months ended June 30, 2000 and June 30, 1999 have been prepared by Greater Bay Bancorp and are not audited. The results of operations for the quarter and six months ended June 30, 2000 are not necessarily indicative of the results expected for any subsequent quarter or for the entire year ended December 31, 2000. The Supplemental Consolidated Financial Statements should be read in conjunction with the Supplemental Consolidated Financial Statements for the year ended December 31, 1999 included in the Current Report on Form 8-K filed as of July 26, 2000.

Consolidation and Basis of Presentation

     The unaudited financial information presented was prepared on the same basis as the audited financial statements for the year ended December 31, 1999 included in the Current Report on Form 8-K filed as of July 26, 2000. The consolidated financial statements include the accounts of Greater Bay Bancorp ("Greater Bay" on a parent-only basis, and the "Company" on a consolidated basis) and its wholly owned subsidiaries, Bank of Santa Clara ("BSC"), Bay Area Bank ("BAB"), Bay Bank of Commerce ("BBC"), Coast Commercial Bank ("CCB"), Cupertino National Bank ("CNB"), Golden Gate Bank ("Golden Gate"), Mid-Peninsula Bank ("MPB"), Mt. Diablo National Bank ("MDNB"), Peninsula Bank of Commerce ("PBC"), GBB Capital I, GBB Capital II, GBB Capital III and GBB Capital IV and its operating divisions. All significant intercompany transactions and balances have been eliminated. Certain reclassifications have been made to prior periods consolidated financial statements to conform to the current presentation. In the opinion of management such unaudited financial statements reflect all adjustments necessary for fair statement of the results of operations and balances for the interim period presented. The accounting and reporting policies of the Company conform to generally accepted accounting principles and the prevailing practices within the banking industry.

Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

As of June 30, 2000 and December 31, 1999 and for the
Three Months and Six Months Ended June 30, 2000 and 1999

Comprehensive Income

     Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" requires the Company to classify items of other comprehensive income by their nature in the financial statements and display the accumulated other comprehensive income separately from retained earnings in the equity section of the balance sheet. The changes to the balances of accumulated other comprehensive income are as follows:

                                                        Accumulated                                                      Accumulated
                                                         other                                                            other
                                Unrealized               compre-                                  Unrealized              compre-
                                 gains on    Cash flow   hensive                                   gains on   Cash flows  hensive
(Dollars in thousands)          securities     hedges    income         (Dollars in thousands)    securities   hedges     income
------------------------------------------------------------------      ------------------------------------------------------------
Balance - December 31, 1999     $  (9,559)    $ 1,504    $ (8,055)      Balance - March 31, 2000   $ (11,218)   $ 1,755   $  (9,463)
Current period change              (6,859)        192      (6,667)      Current period change         (5,200)       (59)     (5,259)
                                ----------------------------------                                 ---------------------------------
Balance - June 30, 2000         $ (16,418)    $ 1,696   $ (14,722)      Balance - June 30, 2000    $ (16,418)   $ 1,696   $ (14,722)
                                ==================================                                 =================================

                                                        Accumulated                                                      Accumulated
                                                         other                                                            other
                                Unrealized               compre-                                  Unrealized              compre-
                                 gains on    Cash flow   hensive                                   gains on   Cash flows  hensive
(Dollars in thousands)          securities     hedges    income         (Dollars in thousands)    securities   hedges     income
------------------------------------------------------------------      ------------------------------------------------------------
Balance - December 31, 1998     $   1,026     $  (677)  $     349       Balance - March 31, 1999   $     328    $   204   $     532
Current period change              (4,915)      1,521      (3,394)      Current period change         (4,217)       640      (3,577)
                                ----------------------------------      ------------------------------------------------------------
Balance - June 30, 1999         $  (3,889)    $   844   $  (3,045)      Balance - June 30, 1999    $  (3,889)   $   844   $  (3,045)
                                ==================================      ============================================================

Segment Information

     In 1998, the Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131".) SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information.

NOTE 2--MERGERS

     On July 21, 2000, GBB Merger Corp., merged with and into BSC as a result of which BSC became a wholly owned subsidiary of Greater Bay. Upon consummation of the merger, the outstanding shares of BSC were converted into an aggregate of approximately 2,001,000 shares of Greater Bay's stock. The transaction was accounted for as a pooling-of-interests. The financial information presented herein has been restated to reflect the merger with BSC on a pooling-of-interests basis.

     On May 18, 2000, Greater Bay completed its merger with Coast Bancorp, the holding company for CCB. As a result of the merger, CCB operates as a wholly owned subsidiary of Greater Bay. Upon consumption of the merger, the outstanding shares of Coast Bancorp were converted into an aggregate amount of approximately 3,070,000 shares of Greater Bay's stock. The merger was accounted for as a pooling of interests. The financial information presented herein has been restated to reflect the merger with Coast Bancorp on a pooling-of-interests basis.

As of June 30, 2000 and December 31, 1999 and for the
Three Months and Six Months Ended June 30, 2000 and 1999

     On March 21, 2000, Greater Bay, Bank of Petaluma ("BOP") and DKSS Corp. signed a definitive agreement for a merger between BOP and DKSS, as a result of which BOP will become a wholly owned subsidiary of Greater Bay. The agreement provides for BOP shareholders to receive approximately 990,000 shares of Greater Bay stock subject to certain adjustments based on changes in the Company's stock price in a tax-free exchange to be accounted for as a pooling-of-interests. The transaction is expected to be completed in the fourth quarter of 2000, subject to BOP shareholders' and regulatory approvals. As of and for the six months ended June 30, 2000, BOP had $4.6 million in net interest income, $1.3 million in net income, $212.8 million in assets, $172.7 million in deposits and $16.4 million in shareholders' equity.

     Assuming the acquisition of BOP had been completed at June 30, 2000, the Company would have had on a pooled basis, proforma net interest income of $103.8 million and proforma net income of $27.7 million.

     The results of operations previously reported by the separate entities for the periods before the merger was consummated and that are included in the current combined amounts presented in the accompanying consolidated financial statements are summarized below.

                                              Coast Bancorp                       Bank of Santa Clara
                                        For the three months ended             For the six months ended
(Dollars in thousands)                        March 31, 2000                         June 30, 2000
-------------------------------------------------------------------------------------------------------
Net interest income:
   Greater Bay Bancorp                                 $ 36,378                               $ 47,131
   Acquired entity                                        5,538                                  5,237
                                             -------------------                  ---------------------
     Combined                                          $ 41,916                               $ 52,368
                                             ===================                  =====================

Net income:
   Greater Bay Bancorp                                 $ 14,865                                $ 8,342
   Acquired entity                                        2,035                                  1,392
                                             -------------------                  ---------------------
      Combined                                         $ 16,900                                $ 9,734
                                             ===================                  =====================

     There are no significant transactions between the Company and BSC or Coast Bancorp. All intercompany transactions have been eliminated.

As of June 30, 2000 and December 31, 1999 and for the
Three Months and Six Months Ended June 30, 2000 and 1999

NOTE 3--BORROWINGS

     Other borrowings are detailed as follows:

                                                           June 30,       December 31,
(Dollars in thousands)                                       2000            1999
-------------------------------------------------------------------------------------
Other borrowings:
   Short term borrowings:
      FHLB advances                                       $  80,000        $       -
      Securities sold under agreements
         to repurchase                                       40,000           55,100
      Short term notes payable                                1,500            1,500
      Advances under credit lines                                 -            7,000
                                                          ---------------------------
            Total short term borrowings                     121,500           63,600
                                                          ---------------------------
   Long term borrowings:
      Securities sold under agreements
         to repurchase                                            -           10,000
      FHLB advances                                          12,000           27,000
                                                          ---------------------------
            Total other long term borrowings                 12,000           37,000
                                                          ---------------------------
Total other borrowings                                    $ 133,500        $ 100,600
                                                          ===========================

     During the six month period ended June 30, 2000, the average balance of short term Federal Home Loan Bank ("FHLB") advances were $13.3 million and the average interest rates during that period was 6.29%. There were no such borrowings outstanding during the year ended December 31, 1999. Short term FHLB advances generally mature within 90 days.

     During the six month period ended June 30, 2000 and the twelve month period ended December 31, 1999, the average balance of securities sold under short term agreements to repurchase were $17.0 million and $21.1 million, respectively, and the average interest rates during those periods were 5.97% and 5.57%, respectively. Securities sold under short term agreements to repurchase generally mature within 90 days of dates of purchase.

     During the six month period ended June 30, 2000 and the twelve month period ended December 31, 1999, the average balance of advances under credit lines were $16.7 million and $614,000 respectively, and the average interest rates during those periods were 6.35% and 6.26% respectively. Advances under credit lines generally require repayment within one year.

     During the six month period ended June 30, 2000 and the twelve month period ended December 31, 1999, the average balance of federal funds purchased was $10.2 million and $719,000, respectively, and the average interest rates during those periods were 5.80% and 5.38%, respectively. Federal funds purchased generally mature in one business day. There were no such balances outstanding at June 30, 2000 or December 31, 1999.

     FHLB advances in the amount of $10.0 million will mature in 2002. The remaining FHLB advances of $2.0 million will mature in the year 2003. Under the terms of the advances, the FHLB has a put option which gives it the right to demand early repayment. The FHLB advances bear a weighted average interest rate of 5.73% at June 30, 2000 and December 31, 1999. The advances are collateralized by loans and securities pledged to the FHLB.

As of June 30, 2000 and December 31, 1999 and for the
Three Months and Six Months Ended June 30, 2000 and 1999

NOTE 4--PER SHARE DATA

     Net income per share is stated in accordance with SFAS No. 128 "Earnings Per Share". Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per share is computed by dividing net income by the weighted average number of common shares plus common equivalent shares outstanding including dilutive stock options.

     The following table provides a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the three and six months ended June 2000 and 1999.

                                                  For the three months ended June 30, 2000  For the three months ended June 30, 1999
                                                  ----------------------------------------  ----------------------------------------
                                                                   Average                                    Average
                                                     Income        shares       Per share      Income         shares       Per share
(Dollars in thousands, except per share amounts)   (numerator)  (denominator)    amount      (numerator)   (denominator)    amount
------------------------------------------------------------------------------------------  ----------------------------------------
Net income                                          $  9,734                                  $  7,591

Basic net income per share:
   Income available to common shareholders             9,734     19,775,000       $ 0.49         7,591       18,223,000      $ 0.42

Effect of dilutive securities:
   Stock options                                           -        813,000            -             -          933,000           -
                                                  ----------------------------------------  ----------------------------------------

Diluted net income per share:
   Income available to common shareholders
      and assumed conversions                       $  9,734     20,588,000       $ 0.47      $  7,591       19,156,000      $ 0.40
                                                  ========================================  ========================================

                                                  For the three months ended June 30, 2000  For the three months ended June 30, 1999
                                                  ----------------------------------------  ----------------------------------------
                                                                   Average                                    Average
                                                     Income        shares       Per share      Income         shares       Per share
(Dollars in thousands, except per share amounts)   (numerator)  (denominator)    amount      (numerator)   (denominator)    amount
------------------------------------------------------------------------------------------  ----------------------------------------
Net income                                          $26,463                                   $16,529

Basic net income per share:
   Income available to common shareholders           26,463      19,548,000       $ 1.35       16,529        18,123,000      $ 0.91

Effect of dilutive securities:
   Stock options                                          -         865,000            -            -           959,000           -
                                                  ----------------------------------------  ----------------------------------------
Diluted net income per share:
   Income available to common shareholders
      and assumed conversions                       $26,463      20,413,000       $ 1.30      $16,529        19,082,000      $ 0.87
                                                  ========================================  ========================================

     There were options to purchase 0 and 533,674 shares that were considered anti-dilutive whereby the options' exercise price was greater than the average market price of the common shares, during the three months ended June 30, 2000 and 1999, respectively. There were options to purchase 2,156 and 477,245 shares that were considered anti-dilutive whereby the options' exercise price was greater than the average market price of the common shares, during the six months ended June 30, 2000 and 1999, respectively.

     Weighted average shares outstanding and all per share amounts included in the consolidated financial statements and notes thereto are based upon the increased number of shares giving retroactive effect to the 2000 mergers with BSC at a 0.8499 conversion ratio, Coast Bancorp at a 0.6338 conversion ratio and Mt. Diablo Bancshares ("MD Bancshares") at a 0.9532 conversion ratio and the 1999 mergers with Bay Commercial Services ("BCS") at a 0.6833 conversion ratio and Bay Area Bancshares ("BA Bancshares") at a 1.38682 conversion ratio.

As of June 30, 2000 and December 31, 1999 and for the
Three Months and Six Months Ended June 30, 2000 and 1999

NOTE 5--ACTIVITY OF BUSINESS SEGMENTS

     The Company adopted SFAS No. 131. The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." Segment data includes intersegment revenue, as well as charges allocating all corporate-headquarters costs to each of its operating segments. The Company evaluates the performances of its segments and allocates resources to them based on net interest income, other income, net income before income taxes, total assets and deposits.

     The Company is organized primarily along community banking and trust divisions. Fourteen of the divisions have been aggregated into the "community banking" segment. Community banking provides a range of commercial banking services to small and medium-sized businesses, real estate developers, property managers, business executives, professional and other individuals. The trust division has been shown as the "trust operations" segment. The Company's business is conducted principally in the U.S.; foreign operations are not material.

     The following table shows each segment's key operating results and financial position for the six months ended June 30, 2000 and 1999:

                                                              Six months ended                     Six months ended
                                                                June 30, 2000                       June 30, 1999
                                                        -----------------------------      --------------------------------
                                                         Community          Trust             Community           Trust
(Dollars in thousands)                                    Banking         Operations           Banking          Operations
-------------------------------------------------------------------------------------      --------------------------------
Net interest income                                      $  100,472        $    300           $   70,305        $    140
Other income                                                 23,210           1,761                7,799           1,455
Operating expenses, excluding merger and
     other related nonrecurring costs                        54,017           1,348               44,982           1,482
Net income before income taxes (1)                           56,012             620               30,045             113

Total assets                                              4,106,259               -            3,102,471               -
Deposits                                                  3,479,780          64,034            2,651,955          56,921
Assets under management                                           -         795,042                    -         659,414

(1) Includes intercompany earnings allocation charge which is eliminated in consolidation.

As of June 30, 2000 and December 31, 1999 and for the
Three Months and Six Months Ended June 30, 2000 and 1999

     A reconciliation of total segment net interest income and other income combined, net income before income taxes, and total assets to the consolidated numbers in each of these categories for the six months ended June 30, 2000 and 1999 is presented below.

                                                                       Six months ended           Six months ended
                                                                         June 30, 2000              June 30, 1999
                                                                      -------------------        ------------------
Net interest income and other income
   Total segment net interest income and other income                     $    125,743               $    79,699
   Parent company net interest income and other income                          (1,183)                      173
                                                                      -------------------        ------------------
      Consolidated net interest income and other income                   $    124,560               $    79,872
                                                                      ===================        ==================

Net income before taxes, merger
related nonrecurring costs and extraordinary items
   Total segment net income before taxes                                  $     56,632               $    30,158
   Parent company net income before taxes                                        1,541                       819
      Consolidated net income before taxes,
         merger and other related costs and
         extraordinary items                                          -------------------        ------------------
                                                                          $     58,173               $    30,977
                                                                      ===================        ==================

Total assets
   Total segment assets                                                   $  4,028,899               $ 3,041,107
   Parent company assets                                                        77,360                    61,364
                                                                      -------------------        ------------------
      Consolidated total assets                                           $  4,106,259               $ 3,102,471
                                                                      ===================        ==================

NOTE 6--CASH DIVIDEND

     The Company declared a cash dividend of $0.15 cents per share payable on July 15, 2000 to shareholders of record as of June 30, 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Greater Bay is a bank holding company operating BSC, BAB, BBC, CCB, CNB, Golden Gate, MPB, MDNB, and PBC. The Company also owns and operates GBB Capital I, GBB Capital II, GBB Capital III, and GBB Capital IV which are Delaware statutory business trusts, which were formed for the exclusive purpose of issuing and selling Cumulative Trust Preferred Securities ("TPS"). Greater Bay also includes the following operating divisions: Greater Bay Bank Contra Costa Region, Greater Bay Bank Fremont Region, Greater Bay Bank Santa Clara Valley Commercial Banking Group, Greater Bay Bank SBA Lending Group, Greater Bay Corporate Finance Group, Greater Bay International Banking Division, Greater Bay Trust Company, Pacific Business Funding and the Venture Banking Group. The Company provides a wide range of commercial banking services to small and medium-sized businesses, real estate developers, property managers, business executives, professionals and other individuals. The Company operates throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region and the Coastal Region with 33 offices located in Aptos, Blackhawk, Capitola, Cupertino, Danville, Fremont, Hayward, Lafayette, Milpitas, Millbrae, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Leandro, San Mateo, San Ramon, Santa Clara, Santa Cruz, Scotts Valley, Sunnyvale, Walnut Creek and Watsonville.

     The following discussion and analysis is intended to provide greater details of the results of operations and financial condition of the Company. The following discussion should be read in conjunction with the Company's consolidated financial data included elsewhere in this document. Certain statements under this caption constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include but are not limited to economic conditions, competition in the geographic and business areas in which the Company conducts its operations, fluctuation in interest rates, credit quality and government regulation.

RESULTS OF OPERATIONS

     The following table summarizes income, income per share and key financial ratios using the Company's core earnings, income including technology gains, and snet income for the three month and six month periods presented:


                                                               Core earnings                             Income including
                                                       (before merger, nonrecurring                technology gains and before
                                                          and extraordinary items)                merger and extraordinary items
                                               ------------------------------------------ -----------------------------------------
                                                     Three                   Three               Three                  Three
(Dollars in thousands, except per                months ended            months ended        months ended           months ended
per share amounts)                               June 30, 2000           June 30, 1999       June 30, 2000          June 30, 1999
                                               ------------------------------------------ -----------------------------------------
Income                                            $ 16,028                 $ 9,949            $ 16,478               $ 10,083
Income per share:
   Basic                                            $ 0.81                  $ 0.55              $ 0.83                 $ 0.55
   Diluted                                          $ 0.78                  $ 0.52              $ 0.80                 $ 0.53
Return on average assets                              1.61%                   1.32%               1.65%                  1.34%
Return on average shareholders' equity               23.96%                  19.51%              24.63%                 19.77%

                                                                Core earnings                             Income including
                                                       (before merger, nonrecurring                technology gains and before
                                                          and extraordinary items)                merger and extraordinary items
                                               ------------------------------------------ -----------------------------------------
                                                     Six                     Six                 Six                    Six
(Dollars in thousands, except per                months ended            months ended        months ended           months ended
share amounts)                                   June 30, 2000          June 30, 1999       June 30, 2000           June 30, 1999
                                               ------------------------------------------ -----------------------------------------
Income                                            $ 30,069                $ 18,420            $ 35,538               $ 19,056
Income per share:
   Basic                                            $ 1.54                  $ 1.02              $ 1.82                 $ 1.05
   Diluted                                          $ 1.47                  $ 0.97              $ 1.74                 $ 1.00
Return on average assets                              1.55%                   1.29%               1.83%                  1.33%
Return on average shareholders' equity               23.10%                  18.77%              27.30%                 19.42%


                                                                Net income
                                                       (after merger, nonrecurring
                                                         and extraordinary items)
                                               ------------------------------------------
                                                        Three                 Three
(Dollars in thousands, except per                   months ended          months ended
per share amounts)                                  June 30, 2000         June 30, 1999
                                               ------------------------------------------
Income                                             $ 9,734                 $ 7,591
Income per share:
   Basic                                            $ 0.49                  $ 0.42
   Diluted                                          $ 0.47                  $ 0.40
Return on average assets                              0.98%                   1.01%
Return on average shareholders' equity               14.55%                  14.88%


                                                               Net income
                                                      (after merger, nonrecurring
                                                       and extraordinary items)
                                               ------------------------------------------
                                                        Six                   Six
(Dollars in thousands, except per                   months ended          months ended
share amounts)                                      June 30, 2000         June 30, 1999
                                               ------------------------------------------
Income                                            $ 26,463                $ 16,529
Income per share:
   Basic                                            $ 1.35                  $ 0.91
   Diluted                                          $ 1.30                  $ 0.87
Return on average assets                              1.36%                   1.16%
Return on average shareholders' equity               20.33%                  16.84%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Net income for the second quarter of 2000 increased 28.2% to $9.7 million, or $0.47 per diluted share, compared to net income of $7.6 million, or $0.40 per diluted share, for the second quarter of 1999. The second quarter 2000 results included nonrecurring warrant income of $740,000 ($450,000, net of taxes) compared to $226,000 ($77,000, net of taxes and other related expenses) during the second quarter of 1999. In addition, the second quarter of 2000 included merger and other related nonrecurring costs of $10.2 million ($6.7 million, net of taxes) compared to $4.0 million ($2.5 million, net of taxes) in the second quarter of 1999.

     Net income, including technology gains and before nonrecurring merger related expenses and extraordinary items, increased 63.4% to $16.5 million, or $0.80 per diluted share, for the second quarter of 2000, compared to $10.1 million, or $0.53 per diluted share, in the second quarter of 1999.

     The Company's core earnings, which is its income, excluding nonrecurring warrant income, merger and other related nonrecurring costs and extraordinary items, for the second quarter of 2000 increased 61.1% to $16.0 million, or $0.78 per diluted share, compared to $9.9 million, or $0.52 per diluted share, in the second quarter of 1999. Based on its core earnings for the second quarter of 2000, the Company's return on average shareholders' equity was 23.96% and its return on average assets was 1.61%. During the second quarter of 1999, the Company's core earnings resulted in a return on average shareholders' equity of 19.51% and a return on average assets of 1.32%.

     The 61.1% increase in core earnings during the second quarter of 2000 as compared to 1999 was the result of significant growth in loans, investments and trust assets. For the second quarter of 2000, net interest income increased 45.0% as compared to the second quarter of 1999. This increase was primarily due to a 32.8% increase in average interest-earning assets for the second quarter of 2000 as compared to the second quarter of 1999. The increases in loans, trust assets and deposits also contributed to the 41.7% increase in loan and international banking fees, service charges and other fees, and trust fees. Increases in operating expenses were required to service and support the Company's growth. As a result, increases in revenue were partially offset for the second quarter of 2000 by a 13.9% increase in recurring operating expenses, as compared to the second quarter of 1999.

     Net income for the six months ended June 30, 2000 increased 60.1% to $26.5 million, or $1.30 per diluted share, compared to net income of $16.5 million, or $0.87 per diluted share, for the six months ended June 30, 1999. The six months ended June 30, 2000 results included nonrecurring warrant income of $9.3 million ($5.5 million, net of taxes) compared to $230,000 ($79,000 net of taxes and other related expenses) during the six months ended June 30, 1999. In addition, the six months ended June 30, 2000 included merger and other related nonrecurring cost of $14.1 million ($9.1 million, net of taxes) compared to $4.0 ($2.5 million, net of taxes) in the six months ended June 30, 1999.

     Net income, including technology gains and before nonrecurring merger related expenses and extraordinary items, increased 86.5% to $35.5 million, or $1.74 per diluted share, for the six months ended June 30, 2000, compared to $19.1 million, or $1.00 per diluted share, in the six months ended June 30, 1999.

     The Company's core earnings for the six months ended June 30, 2000, increased 63.2% to $30.1 million, or $1.47 per diluted share, compared to $18.4 million, or $0.97 per diluted share, in the six months ended June 30, 1999. Based on its core earnings for the six months ended June 30, 2000, the Company's return on average shareholders' equity was 23.10% and its return on average assets was 1.55%. During the six months ended June 30, 1999, the Company's core earnings resulted in a return on average shareholders' equity of 18.77% and a return on average assets of 1.29%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The 63.2% increase in core earnings in the six months ended June 30, 2000 as compared to 1999 was the result of significant growth in loans, investments and trust assets. For the six months ended June 30, 2000, net interest income increased 44.0% as compared to the six months ended June 30, 1999. This increase was primarily due to a 35.6% increase in average interest-earning assets for the six months ended June 30, 2000 as compared to the six months ended June 30, 1999. The increases in loans, trust assets and deposits also contributed to the 32.2% increase in loan and international banking fees, service charges and other fees, and trust fees. Other income includes $2.1 million in appreciation recognized on the conversion of equity securities received in the settlement of a loan into a publicly traded equity security. Increases in operating expenses were required to service and support the Company's growth. As a result, increases in revenue were partially offset for the six months ended June 30, 2000 by a 16.9% increase in recurring operating expenses, as compared to the six months ended June 30, 1999.

Net Interest Income-Quarterly

     The following table presents, for the quarters indicated, condensed average balance sheet information for the Company, together with interest income and yields earned on average interest-earning assets and interest expense and rates paid on average interest-bearing liabilities. Average balances are average daily balances.

                                                                     Three months ended
                                                                        June 30, 2000
                                                    -----------------------------------------------------
                                                                                               Average
                                                         Average                                yield/
(Dollars in thousands)                                   balance          Interest               rate
---------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
 Fed funds sold                                              $ 206,513             $ 3,092         6.02%
 Other short term securities                                    17,021                 232         5.48%
 Investment securities:
      Taxable                                                  717,028              12,236         6.86%
      Tax-exempt (1)                                           152,018               2,042         5.40%
 Loans (2) (3)                                               2,628,025              66,034        10.11%
                                                    -------------------  ------------------
             Total interest-earning assets                   3,720,605              83,636         9.04%
Noninterest-earning assets                                     291,155
                                                    -------------------  ------------------
                  Total assets                             $ 4,011,760              83,636
                                                    ===================  ------------------
INTEREST-BEARING LIABILITIES:
 Deposits:
      MMDA, NOW and Savings                                $ 1,980,577              18,024         3.66%
      Time deposits, over $100,000                             609,263               8,271         5.46%
      Other time deposits                                      141,777               1,660         4.71%
                                                    -------------------  ------------------
              Total interest-bearing deposits                2,731,617              27,955         4.12%
Other borrowings                                                93,952               1,530         6.55%
                                                    -------------------  ------------------
               Total interest-bearing liabilities            2,825,569              29,485         4.20%
Trust Preferred Securities                                      78,324               1,783         9.16%
                                                    -------------------  ------------------
               Total interest-bearing liabilities and
                  capital securities                         2,903,893              31,268         4.33%
Noninterest-bearing deposits                                   785,716
Other noninterest-bearing liabilities                           53,093
Shareholders' equity                                           269,058
                                                    -------------------  ------------------
         Total shareholders' equity and liabilities        $ 4,011,760              31,268
                                                    ===================  ------------------
Net interest income                                                               $ 52,368
                                                                         ==================

Including capital securities:
----------------------------
Interest rate spread                                                                               4.71%
Contribution of interest free funds                                                                0.95%
                                                                                              -----------
Net yield on interest-earnings assets(4)                                                           5.66%

Excluding capital securities:
----------------------------
Interest rate spread                                                                               4.84%
Contribution of interest free funds                                                                1.01%
                                                                                              -----------
Net yield on interest-earnings assets(4)                                                           5.85%

                                                                    Three months ended
                                                                      March 31, 2000
                                                    -----------------------------------------------------
                                                                                               Average
                                                         Average                                yield/
(Dollars in thousands)                                   balance          Interest               rate
---------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
 Fed funds sold                                              $ 275,679             $ 4,053         5.91%
 Other short term securities                                    30,583                 468         6.15%
 Investment securities:
      Taxable                                                  634,038              11,039         7.00%
      Tax-exempt (1)                                           137,466               1,814         5.31%
 Loans (2) (3)                                               2,433,473              58,832         9.72%
                                                    -------------------  ------------------
             Total interest-earning assets                   3,511,239              76,206         8.73%
Noninterest-earning assets                                     272,980
                                                    -------------------  ------------------
                  Total assets                             $ 3,784,219              76,206
                                                    ===================  ------------------
INTEREST-BEARING LIABILITIES:
 Deposits:
      MMDA, NOW and Savings                                $ 1,881,078              18,423         3.94%
      Time deposits, over $100,000                             544,922               6,562         4.84%
      Other time deposits                                      143,435               1,631         4.57%
                                                    -------------------  ------------------
              Total interest-bearing deposits                2,569,435              26,616         4.17%
Other borrowings                                               107,512               1,658         6.20%
                                                    -------------------  ------------------
               Total interest-bearing liabilities            2,676,947              28,274         4.25%
Trust Preferred Securities                                      49,940               1,058         8.52%
                                                    -------------------  ------------------
               Total interest-bearing liabilities and
                  capital securities                         2,726,887              29,332         4.33%
Noninterest-bearing deposits                                   734,606
Other noninterest-bearing liabilities                           68,263
Shareholders' equity                                           254,463
                                                    -------------------  ------------------
         Total shareholders' equity and liabilities        $ 3,784,219              29,332
                                                    ===================  ------------------
Net interest income                                                               $ 46,874
                                                                         ==================

Including capital securities:
----------------------------
Interest rate spread                                                                               4.40%
Contribution of interest free funds                                                                0.97%
                                                                                              -----------
Net yield on interest-earnings assets(4)                                                           5.37%

Excluding capital securities:
----------------------------
Interest rate spread                                                                               4.48%
Contribution of interest free funds                                                                1.01%
                                                                                              -----------
Net yield on interest-earnings assets(4)                                                           5.49%

                                                                     Three months ended
                                                                        June 30, 1999
                                                    -----------------------------------------------------
                                                                                               Average
                                                         Average                                yield/
(Dollars in thousands)                                   balance              Interest           rate
---------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
 Fed funds sold                                              $ 205,540             $ 2,441         4.76%
 Other short term securities                                    61,663                 947         6.16%
 Investment securities:
      Taxable                                                  516,333               8,354         6.49%
      Tax-exempt (1)                                           114,102               1,391         4.89%
 Loans (2) (3)                                               1,904,970              44,445         9.36%
                                                    -------------------  ------------------
             Total interest-earning assets                   2,802,608              57,578         8.24%
Noninterest-earning assets                                     220,620
                                                    -------------------  ------------------
                  Total assets                             $ 3,023,228              57,578
                                                    ===================  ------------------
INTEREST-BEARING LIABILITIES:
 Deposits:
      MMDA, NOW and Savings                                $ 1,472,606              12,141         3.31%
      Time deposits, over $100,000                             449,266               5,000         4.46%
      Other time deposits                                      164,662               1,718         4.18%
                                                    -------------------  ------------------
              Total interest-bearing deposits                2,086,534              18,859         3.63%
Other borrowings                                               103,792               1,680         6.49%
                                                    -------------------  ------------------
               Total interest-bearing liabilities            2,190,326              20,539         3.76%
Trust Preferred Securities                                      49,000                 919         7.52%
                                                    -------------------  ------------------
               Total interest-bearing liabilities an
                  capital securities                         2,239,326              21,458         3.84%
Noninterest-bearing deposits                                   550,211
Other noninterest-bearing liabilities                           29,124
Shareholders' equity                                           204,567
                                                    -------------------  ------------------
         Total shareholders' equity and liabilities        $ 3,023,228              21,458
                                                    ===================  ------------------
Net interest income                                                               $ 36,120
                                                                         ==================

Including capital securities:
----------------------------
Interest rate spread                                                                               4.40%
Contribution of interest free funds                                                                0.77%
                                                                                              -----------
Net yield on interest-earnings assets(4)                                                           5.17%

Excluding capital securities:
----------------------------
Interest rate spread                                                                               4.48%
Contribution of interest free funds                                                                0.82%
                                                                                              -----------
Net yield on interest-earnings assets(4)                                                           5.30%

(1) The tax equivalent yields earned on the tax exempt securities are 7.94%, 7.72% and 7.15% for the quarters ended June 30, 2000, March 31, 2000 and June 30, 1999, respectively, using the federal statuary rate of 34%.
(2) Nonaccrual loans are excluded in the average balance.
(3) Interest income includes loan fees of $1,974,000, $2,010,000 and $2,035,000 for the quarters ended June 30, 2000, March 31, 2000 and June 30, 1999, respectively.
(4) Equals (a) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities and capital securities, divided by (b) average interest-earning assets for the period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Net interest income, excluding interest expense on the Trust Preferred Securities issued by the Company ("capital securities"), for the second quarter of 2000 was $54.2 million, a $6.2 million increase over the first quarter of 2000 and a $17.1 million increase over the second quarter of 1999. The increase from the second quarter of 1999 to the second quarter of 2000 was primarily due to the $918.0 million, or 32.8% increase in average interest-earning assets. The increase in net interest income was further enhanced by a 55 basis points increase in the Company's net yield on interest-earning assets, excluding capital securities, from 5.30% in the second quarter of 1999 to 5.85% in the second quarter of 2000. The increase from the first quarter of 2000 to the second quarter of 2000 was due to the $209.4 million, or 6.0% increase in average interest-earning assets and a 36 basis points increase in the Company's net yield on interest-earning assets, excluding capital securities, from 5.49% in the first quarter of 2000 to 5.85% in the second quarter of 2000.

     The most significant impact on the Company's net interest income between periods is derived from the interaction of changes in the volume of and rate earned or paid on interest-earning assets and interest-bearing liabilities. The volume of interest-earning asset dollars in loans and investments, compared to the volume of interest-bearing liabilities represented by deposits and borrowings, combined with the spread, produces the changes in the net interest income between periods. The table below sets forth, for the quarters indicated, a summary of the changes in interest income and interest expense due to average asset and liability balances (volume) and due to changes in average interest rates (rate). Changes in interest income and expense which are not attributable specifically to either volume or rate, are allocated proportionately between both variances. Nonaccrual loans are excluded from average loans. The impact of capital securities is not included in this table.

                                                                              Three months ended June 30, 2000
                                                                                compared with March 31, 2000
                                                                                   favorable (unfavorable)
                                                                  -------------------------------------------------------
(Dollars in thousands)                                                 Volume              Rate               Net
-------------------------------------------------------------------------------------------------------------------------
INTEREST EARNED ON INTEREST-EARNING ASSETS
 Federal funds sold                                                        $ (1,455)             $ 494            $ (961)
 Other short term investments                                                  (190)               (46)             (236)
 Investment securities:
     Taxable                                                                  2,571             (1,374)            1,197
     Tax-exempt                                                                 196                 32               228
 Loans                                                                        4,828              2,374             7,202
                                                                  -------------------------------------------------------
          Total interest income                                               5,950              1,480             7,430
                                                                  -------------------------------------------------------

INTEREST EXPENSE ON INTEREST-BEARING LIABILITIES
 Deposits:
     MMDA, NOW and savings                                                   (4,316)             4,715               399
     Time deposits over $100,000                                               (823)              (886)           (1,709)
     Other time deposits                                                        101               (130)              (29)
                                                                  -------------------------------------------------------
         Total interest-bearing deposits                                     (5,039)             3,700            (1,339)
 Other borrowings                                                               606               (478)              128
                                                                  -------------------------------------------------------
          Total interest expense                                             (4,433)             3,222            (1,211)
                                                                  -------------------------------------------------------
                Net increase in net interest income                         $ 1,517            $ 4,702           $ 6,219
                                                                  =======================================================

                                                                              Three months ended June 30, 2000
                                                                                 compared with June 30, 1999
                                                                                   favorable (unfavorable)
                                                                  -------------------------------------------------------
(Dollars in thousands)                                                 Volume              Rate               Net
-------------------------------------------------------------------------------------------------------------------------
INTEREST EARNED ON INTEREST-EARNING ASSETS
 Federal funds sold                                                            $ 11              $ 640             $ 651
 Other short term investments                                                  (621)               (94)             (715)
 Investment securities:
     Taxable                                                                  3,382                500             3,882
     Tax-exempt                                                                 495                156               651
 Loans                                                                       17,835              3,754            21,589
                                                                  -------------------------------------------------------
          Total interest income                                              21,103              4,955            26,058
                                                                  -------------------------------------------------------

INTEREST EXPENSE ON INTEREST-BEARING LIABILITIES
 Deposits:
     MMDA, NOW and savings                                                   (4,492)            (1,391)           (5,883)
     Time deposits over $100,000                                             (2,011)            (1,260)           (3,271)
     Other time deposits                                                        939               (881)               58
                                                                  -------------------------------------------------------
         Total interest-bearing deposits                                     (5,565)            (3,531)           (9,096)
 Other borrowings                                                               247                (97)              150
                                                                  -------------------------------------------------------
          Total interest expense                                             (5,319)            (3,627)           (8,946)
                                                                  -------------------------------------------------------
                Net increase in net interest income                        $ 15,783            $ 1,329          $ 17,112
                                                                  =======================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

  The Quarter Ended June 30, 2000 Compared to June 30, 1999
  ---------------------------------------------------------

     Interest income in the second quarter of June 30, 2000 increased 45.3% to $83.6 million from $57.6 million in the same period in 1999. This was primarily due to the $21.1 million favorable volume variance which resulted from a $918.0 million, or 32.8%, increase in average interest-earning assets over the comparable prior year. The average yield on interest-earning assets increased 80 basis points to 9.04% in the second quarter of 2000 from 8.24% in the same period of 1999 primarily due to the increase on the yields on loans. Average yields on loans increased 75 basis points to 10.11% in the quarter ended June 30, 2000 from 9.36% for the same period in 1999, primarily as a result of increases in market rates of interest.

     Interest expense, excluding capital securities, in the second quarter of 2000 increased 43.6% to $29.5 million from $20.5 million for the same period in 1999. The increase is the result of increased interest-bearing liabilities, which rose to $2.8 billion for the second quarter of 2000, as compared to $2.2 billion for the quarter ended June 30, 1999, and a 44 basis point increase in the cost of funds which increased to 4.20% in the second quarter of 2000.

     During the second quarter of 2000, average noninterest-bearing deposits increased to $785.7 million from $550.2 million in the same period in 1999. Average noninterest-bearing deposits comprised 22.3% of total deposits for the second quarter in 2000, compared to 20.9% for the same period in 1999.

     As a result of the foregoing, the Company's interest rate spread, excluding capital securities, was 4.84% in the second quarter of 2000 compared to 4.48% in the same quarter one year earlier and the net yield on interest-earning assets increased to 5.85% from 5.30%.

  The Quarter Ended June 30, 2000 Compared to March 31, 2000
  ----------------------------------------------------------

     Interest income increased 9.8% to $83.6 million for the second quarter of 2000, as compared to $76.2 million for the previous quarter. This was primarily due to the $6.0 million favorable volume variance which resulted from a $209.4 million, or 6.0%, increase in average interest-earning assets over the prior quarter. The average yield on interest-earning assets increased 31 basis points to 9.04% in the second quarter of 2000 from 8.73% in the previous quarter primarily due to the increase on the yields on loans. Average yields on loans increased 39 basis points to 10.11% in the quarter ended June 30, 2000 from 9.72% for the quarter ended March 31, 2000, primarily as a result of increases in market rates of interest.

     Interest expense, excluding capital securities, in the second quarter of 2000 increased 4.3% to $29.5 million from $28.3 million in the prior quarter. The increase is the result of increased interest-bearing liabilities, which rose to $2.8 billion for the second quarter of 2000, as compared to $2.7 billion for the prior quarter. This increase was slightly offset by a 5 basis point decrease in the cost of funds which dropped to 4.20% in the second quarter of 2000.

     During the second quarter of 2000, average noninterest-bearing deposits increased to $785.7 million from $734.6 million in the first quarter of 2000. Average noninterest-bearing deposits comprised 22.3% of total deposits for the second quarter in 2000 as compared to 22.2% from the prior quarter.

     As a result of the foregoing, the Company's interest rate spread, excluding capital securities, was 4.84% in the second quarter of 2000 compared to 4.48% in the prior quarter and the net yield on interest-earning assets increased to 5.85% from 5.49%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The following tables present the Company's average balance sheet, net interest income and interest income and interest rate for the six months presented, as well as the analysis of variances due to rate and volume:

                                                                      Six months ended
                                                                        June 30, 2000
                                                    -----------------------------------------------------
                                                                                               Average
                                                         Average                                yield/
(Dollars in thousands)                                   balance          Interest               rate
--------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
 Fed funds sold                                              $ 241,096             $ 7,145         5.96%
 Other short term securities                                    23,802                 700         5.91%
 Investment securities:
      Taxable                                                  675,533              23,275         6.93%
      Tax-exempt (1)                                           144,742               3,856         5.36%
 Loans (2) (3)                                              2,530,798             124,866         9.92%
                                                    -------------------  ------------------
             Total interest-earning assets                   3,615,971             159,842         8.89%
Noninterest-earning assets                                     282,845
                                                    -------------------  ------------------
                  Total assets                             $ 3,898,816             159,842
                                                    ===================  ------------------
INTEREST-BEARING LIABILITIES:
 Deposits:
      MMDA, NOW and Savings                                $ 1,930,827              36,447         3.80%
      Time deposits, over $100,000                             577,093              14,833         5.17%
      Other time deposits                                      142,606               3,291         4.64%
                                                    -------------------  ------------------
              Total interest-bearing deposits                2,650,526              54,571         4.14%
Other borrowings                                               104,782               3,188         6.12%
Subordinated debt                                                    -                   -
                                                    -------------------  ------------------
               Total interest-bearing liabilities            2,755,308              57,759         4.22%
Trust Preferred Securities                                      64,132               2,841         8.91%
                                                    -------------------  ------------------
               Total interest-bearing liabilities and
                  capital securities                         2,819,440              60,600         4.32%
Noninterest-bearing deposits                                   760,161
Other noninterest-bearing liabilities                           57,454
Shareholders' equity                                           261,761
                                                    -------------------  ------------------
         Total shareholders' equity and liabilities        $ 3,898,816              60,600
                                                    ===================  ------------------
Net interest income                                                               $ 99,242
                                                                         ==================

Including capital securities:
----------------------------
Interest rate spread                                                                               4.57%
Contribution of interest free funds                                                                0.95%
                                                                                              ----------
Net yield on interest-earnings assets(4)                                                           5.52%

Excluding capital securities:
----------------------------
Interest rate spread                                                                               4.67%
Contribution of interest free funds                                                                1.00%
                                                                                              ----------
Net yield on interest-earnings assets(4)                                                           5.68%

                                                                      Six months ended
                                                                       June 30, 1999
                                                    -----------------------------------------------------
                                                                                               Average
                                                         Average                                yield/
(Dollars in thousands)                                   balance          Interest               rate
---------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
 Fed funds sold                                              $ 165,444             $ 3,880         4.73%
 Other short term securities                                    65,747               2,021         6.20%
 Investment securities:
      Taxable                                                  493,675              15,538         6.35%
      Tax-exempt (1)                                           114,695               2,777         4.88%
 Loans (2) (3)                                              1,827,954              85,189         9.40%
                                                    -------------------  ------------------
             Total interest-earning assets                   2,667,515             109,405         8.27%
Noninterest-earning assets                                     217,871
                                                    -------------------  ------------------
                  Total assets                             $ 2,885,386             109,405
                                                    ===================  ------------------
INTEREST-BEARING LIABILITIES:
 Deposits:
      MMDA, NOW and Savings                                $ 1,389,937              22,854         3.32%
      Time deposits, over $100,000                             425,586               9,382         4.45%
      Other time deposits                                      165,365               3,371         4.11%
                                                    -------------------  ------------------
              Total interest-bearing deposits                1,980,888              35,607         3.62%
Other borrowings                                                95,081               2,839         6.02%
Subordinated debt                                                1,215                  68        11.29%
                                                    -------------------  ------------------
               Total interest-bearing liabilities            2,077,184              38,514         3.74%
Trust Preferred Securities                                      49,000               1,955         8.05%
                                                    -------------------  ------------------
               Total interest-bearing liabilities an
                  capital securities                         2,126,184              40,469         3.84%
Noninterest-bearing deposits                                   531,076
Other noninterest-bearing liabilities                           30,233
Shareholders' equity                                           197,893
                                                    -------------------  ------------------
         Total shareholders' equity and liabilities        $ 2,885,386              40,469
                                                    ===================  ------------------
Net interest income                                                               $ 68,936
                                                                         ==================

Including capital securities:
----------------------------
Interest rate spread                                                                               4.43%
Contribution of interest free funds                                                                0.78%
                                                                                              -----------
Net yield on interest-earnings assets(4)                                                           5.21%

Excluding capital securities:
----------------------------
Interest rate spread                                                                               4.53%
Contribution of interest free funds                                                                0.83%
                                                                                              -----------
Net yield on interest-earnings assets(4)                                                           5.36%

(1) The tax equivalent yields earned on the tax exempt securities are 7.73% and 7.13% for the periods ended June 30, 2000 and June 30, 1999, respectively, using the federal statuary rate of 34%.
(2) Nonaccrual loans are excluded in the average balance.
(3) Interest income includes loan fees of $3,984,000 and $3,844,000 for the periods ended June 30, 2000 and June 30, 1999, respectively.
(4) Equals (a) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities and capital securities, divided by (b) average interest-earning assets for the period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Net Interest Income - Year to Date

     Net interest income, excluding capital securities, for the six months ended June 30, 2000 was $102.1 million, a $31.2 million increase over the six months ended June 30, 1999. The increase was due to the $948.5 million, or 35.6%, increase in average interest-earning assets. The increase in net interest income was further enhanced by a 32 basis points increase in the Company's net yield on interest-earning assets, excluding capital securities, from 5.36% in the six months ended June 30, 1999 to 5.68% in the six months ended June 30, 2000.

     The table below sets forth, for the six months indicated, a summary of the changes in interest income and interest expense due to average asset and liability balances (volume) and due to changes in average interest rates (rate). Changes in interest income and expense which are not attributable specifically to either volume or rate, are allocated proportionately between both variances. Nonaccrual loans are excluded from average loans. The impact of capital securities is not included in this table.

                                                                                        Six months ended June 30, 2000
                                                                                          compared with June 30, 1999
                                                                                            favorable (unfavorable)
                                                                             -------------------------------------------------------

(Dollars in thousands)                                                            Volume              Rate               Net
------------------------------------------------------------------------------------------------------------------------------------

INTEREST EARNED ON INTEREST-EARNING ASSETS
 Federal funds sold                                                                    $ 2,081            $ 1,184           $ 3,265
 Other short term investments                                                           (1,233)               (88)           (1,321)

 Investment securities:
     Taxable                                                                             6,196              1,541             7,737
     Tax-exempt                                                                            787                292             1,079
 Loans                                                                                  34,652              5,025            39,677
                                                                             -------------------------------------------------------

          Total interest income                                                         42,484              7,953            50,437
                                                                             -------------------------------------------------------


INTEREST EXPENSE ON INTEREST-BEARING LIABILITIES
 Deposits:
     MMDA, NOW and savings                                                              (9,906)            (3,687)          (13,593)

     Time deposits over $100,000                                                        (3,741)            (1,710)           (5,451)

     Other time deposits                                                                   946               (866)               80
                                                                             -------------------------------------------------------

         Total interest-bearing deposits                                               (12,702)            (6,262)          (18,964)

 Other borrowings                                                                         (302)               (47)             (349)

 Subordinated debt                                                                          34                 34                68
                                                                             -------------------------------------------------------

          Total interest expense                                                       (12,970)            (6,275)          (19,245)

                                                                             -------------------------------------------------------

                Net increase in net interest income                                   $ 29,514            $ 1,678          $ 31,192
                                                                             =======================================================


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Six Months Ended June 30, 2000 Compared to Six Months Ended June 30,
     ------------------------------------------------------------------------
1999
----

     Interest income in the six months ended June 30, 2000 increased 46.1% to $159.8 million from $109.4 million in the same period in 1999. This was primarily due to the $42.5 million favorable volume variance which resulted from a $948.5 million, or 35.6%, increase in average interest-earning assets over the comparable prior year. The average yield on interest-earning assets increased 62 basis points to 8.89% in the six months ended June 30, 2000 from 8.27% in the same period of 1999 primarily due to the increase on the yields on loans. Average yields on loans increased 52 basis points to 9.92% in the six months ended June 30, 2000 from 9.40% for the same period in 1999, primarily as a result of increases in market rates of interest.

     Interest expense, excluding capital securities, in the six months ended June 30, 2000 increased 50.0% to $57.8 million from $38.5 million for the same period in 1999. The increase is the result of increased average interest-bearing liabilities, which rose to $2.8 billion for the six months ended June 30, 2000, as compared to $2.1 billion for the same period in 1999, and a 48 basis point increase in the cost of funds which increased to 4.22% in the six months ended June 30, 2000.

     As a result of the foregoing, the Company's interest rate spread, excluding capital securities, was 4.67% in the six months ended June 30, 2000 compared to 4.53% in the same period one year earlier and the net yield on interest-earning assets increased to 5.68% from 5.36%.

     Certain client service expenses were incurred by the Company with respect to its noninterest-bearing liabilities. These expenses include courier and armored car services, check supplies and other related items that are included in operating expenses. Had they been included in interest expense, the impact of these expenses on the Company's net yield on interest-earning assets would have been as follows for each of the periods presented.

                                                         Three months ended June 30,              Six months ended June 30,
                                                      -------------------------------         -------------------------------
(Dollars in thousands)                                      2000              1999                 2000              1999
-----------------------------------------------------------------------------------------------------------------------------
Average noninterest bearing demand deposits              $ 785,716         $ 550,211            $ 760,161         $ 531,076
Client service expenses                                        765               761                1,593             1,637
Client service expenses, annualized                           0.39%             0.55%                0.42%             0.62%

IMPACT ON NET YIELD ON INTEREST-EARNING ASSETS
   (EXCLUDING CAPITAL SECURITIES):
Net yield on interest-earning assets                          5.85%             5.30%                5.68%             5.36%
Impact of client service expense                             (0.08)%           (0.11)%              (0.09)%           (0.12)%
                                                      --------------------------------        -------------------------------
Adjusted net yield on interest-earning assets (1)             5.77%             5.19%                5.59%             5.24%
                                                      ================================        ===============================

(1) Noninterest-bearing liabilities are included in cost of funds calculations to determine adjusted net yield of spread.

     The impact on the net yield on interest-earning assets is determined by offsetting net interest income by the cost of client service expense, which reduces the yield on interest-earning assets. The cost for client service expense reflects the Company's efforts to manage its interest expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Provision for Loan Losses

     The provision for loan losses represents the current period credit cost associated with maintaining an appropriate allowance for credit losses. The loan loss provision for each period is dependent upon many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of the quality of the loan portfolio, the value of the underlying collateral on problem loans and the general economic conditions in the Company's market area. Periodic fluctuations in the provision for loan losses result from management's assessment of the adequacy of the allowance for loan losses; however, actual loan losses may vary from current estimates.

     Refer to the section "FINANCIAL CONDITION - Allowance for Loan Losses" for a description of the methodology the Company uses in determining an adequate allowance for loan losses.

     The provision for loan losses for the second quarter of 2000 was $8.2 million, compared to $2.1 million for the second quarter of 1999. In addition, in connection with the Coast Bancorp merger and the Bay Area Bancshares merger, the Company made an additional provision for loan losses of $1.5 million and $400,000 in the second quarter of 2000 and 1999, respectively to conform to the Company's allowance methodology.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Other Income

     Total other income increased to $7.3 million for the second quarter of 2000 compared to $4.5 million for the second quarter of 1999. The following table sets forth information by category of other income for the quarters indicated.

                                                                 At and for the three month periods ended
                                          ------------------------------------------------------------------------------------------

                                            June 30,          March 31,        December 31,      September 30,        June 30,
(Dollars in thousands)                        2000              2000               1999              1999               1999
------------------------------------------------------------------------------------------------------------------------------------

Service charges and other fees                    $ 2,005           $ 1,973            $ 1,242           $ 2,071            $ 1,989
Loan and international banking fees                 1,927             1,176              1,699               946                697
Trust fees                                            905               924                774               768                727
Gain on sale of SBA loans                             675               619                143               656                446
ATM network revenue                                   584               570                635               789                613
Gain (loss) on sale of investments, net                58                (1)                (3)                -                 (9)

Other                                               1,456             3,098              4,630             2,219                795
                                          ------------------------------------------------------------------------------------------

   Total, recurring                                 7,610             8,359              9,120             7,449              5,258
Warrant income                                        740             8,609             14,278                 -                226
                                          ------------------------------------------------------------------------------------------

   Total                                          $ 8,350          $ 16,968           $ 23,398           $ 7,449            $ 5,484
                                          ==========================================================================================


     For the second quarter of 2000 as compared to the same period in 1999, the increase in other income was a result of $1.2 million increase in loan and international banking fees, a $229,000 increase in gain on sale of SBA loans and a $178,000 increase in trust fees. These increases were a result of significant growth in total loans, total deposits and trust assets. Other income for the first quarter of 2000 and the fourth quarter of 1999 includes $2.1 million and $3.1 million in appreciation recognized on equity securities received in the settlement of a loan. As discussed further below, the warrant income resulted from the sale of stock acquired from clients in connection with financing activities.

     Other income for the second quarter of 2000 and the second quarter of 1999 included warrant income of $740,000 million and $226,000, respectively, net of related employee incentives. The Company holds in excess of 100 warrant positions. The Company has historically obtained rights to acquire stock, in the form of warrants, in certain clients as part of negotiated credit facilities. The Company may not be able to realize gains from these equity instruments in future periods due to fluctuations in the market prices of the underlying common stock of these companies. The timing and amount of income, if any, from the disposition of client warrants typically depend upon factors beyond our control, including the general condition of the public equity markets, levels of mergers and acquisitions activity, and legal and contractual restrictions on our ability to sell the underlying securities. Therefore, future gains cannot be predicted with any degree of accuracy and are likely to vary materially from period to period. In addition, a significant portion of the income the Company realizes from the disposition of client warrants may be offset by expenses related to our efforts to build an infrastructure sufficient to support our present and future business activities, as well as expenses incurred in evaluating and pursuing new business opportunities, or by increases to the provision for loan losses.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Operating Expenses

     The following table sets forth the major components of operating expenses for the quarters indicated.

                                                                   At and for the three month periods ended
                                                     -------------------------------------------------------------------
                                                      June 30,    March 31,    December 31,   September 30,     June 30,
(Dollars in thousands)                                  2000         2000          1999            1999           1999
------------------------------------------------------------------------------------------------------------------------
Compensation and benefits                            $ 14,422     $ 14,963      $ 14,636        $ 13,416       $ 12,810
Occupancy and equipment                                 4,880        5,031         4,367           4,167          3,886
Legal and other professional fees                       1,068          978           740             894            786
Telephone, postage and supplies                         1,086        1,037         1,008           1,069          1,022
Marketing and promotion                                   997          859         1,011             751            767
Client services                                           765          828           764             825            761
FDIC insurance and regulatory assessments                 233          240           244             196            146
Directors' fees                                           193          185           141             275            274
Expenses on other real estate owned                        41           10           (53)             30             15
Other                                                   2,426        2,399         2,688           2,506          2,467
                                                     -------------------------------------------------------------------
  Total operating expenses, excluding merger costs
    and contribution to the GBB Foundation             26,111       26,530        25,546          24,129         22,934
Contribution to the GBB Foundation and related
  expense, net                                              -            -        11,837               -            323
Merger and other related nonrecurring costs            10,203        3,881         6,367               -          3,965
                                                     -------------------------------------------------------------------
  Total operating expenses                           $ 36,314     $ 30,411      $ 43,750        $ 24,129       $ 27,222
                                                     ===================================================================
Efficiency ratio                                       59.81%       47.63%        65.57%          51.42%         65.43%
Efficiency ratio, before merger, nonrecurring and
  extraordinary items                                  43.53%       48.03%        48.71%          51.42%         55.43%
Total operating expenses to average assets*             3.64%        3.23%         4.87%           3.00%          3.61%
Total operating expenses to average assets,
  before nonrecurring items*                            2.62%        2.82%         2.85%           3.00%          3.04%

* Annualized

     Operating expenses totaled $36.3 million for the second quarter of 2000, compared to $27.2 million for the second quarter of 1999. Operating expenses included merger and other related nonrecurring costs and contributions to the Greater Bay Bancorp Foundation of $10.2 million and $4.3 million for the second quarter of 2000 and 1999, respectively. Excluding these nonrecurring items, operating expenses were $26.1 million and $22.9 million for these periods. The ratio of operating expenses to average assets, before nonrecurring items, was 2.62% for the second quarter of 2000 and 3.04% for the second quarter of 1999.

     The efficiency ratio is computed by dividing total operating expenses by net interest income and other income. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same (or greater) volume of income while a decrease would indicate a more efficient allocation of resources. The Company's efficiency ratio, excluding nonrecurring items, for the second quarter of 2000 was 43.53%, compared to 55.43% for the second quarter of 1999.

     As indicated by the improvements in the efficiency ratio and ratio of total operating expenses to average assets, the Company has been able to achieve increasing economies of scale. For the second quarter of 2000, average assets increased 32.8% from the second quarter of 1999, while operating expenses, excluding nonrecurring costs, increased only 13.9%. The Company believes that it may not be able to sustain the low efficiency ratio that it achieved in the second quarter of 2000. The Company believes that in the future the efficiency ratio will stabilize at approximately 45%.

     Compensation and benefits expenses increased for the second quarter of 2000 to $14.4 million, compared to $12.8 million for the second quarter of 1999. The increase in compensation and benefits is due primarily to the addition of personnel to accommodate the growth of the Company.

     The increase in occupancy and equipment; telephone, postage, and supplies; marketing and promotion; and client service expense was related to the Company's growth.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Income Taxes

     The Company's effective income tax rate for the second quarter of 2000 was 39.9%, compared to 38.0% in the second quarter of 1999. The effective rates were lower than the statutory rate of 42.0% due to tax-exempt income on municipal securities and state enterprise zone credits. The reductions were partially offset by the impact of merger and other related nonrecurring costs.

     The Company's effective income tax rate for the six months ended June 30, 2000 was 40.0%, compared to 38.5% in the six months ended June 30, 1999. The effective rates were lower than the statutory rate of 42.0% due to tax-exempt income on municipal securities, state enterprise zone credits and the tax treatment of the donation of appreciated warrants to the Greater Bay Bancorp Foundation. The reductions were partially offset by the impact of merger and other related nonrecurring costs.

FINANCIAL CONDITION

     Total assets increased 15.9% (32.0% annualized) to $4.1 billion at June 30, 2000, compared to $3.5 billion at December 31, 1999. The increase in the six months ended June 30, 2000 was primarily due to increases in the Company's loan portfolio funded by growth in deposits.

Loans

     Total gross loans increased 15.7% (31.7% annualized) to $2.7 billion at June 30, 2000, compared to $2.4 billion at December 31, 1999. The increase in the loan volume during the first six months of 2000 was primarily due to the continued strength of the economy in the Company's market areas coupled with the business development efforts of the Company's relationship managers.

     The Company's loan portfolio is concentrated in commercial (primarily manufacturing, service and technology) and real estate lending, with the balance in consumer loans. While no specific industry concentration is considered significant, the Company's lending operations are located in a market area that is dependent on the technology and real estate industries and supporting service companies. Thus, the Company's borrowers could be adversely impacted by a downturn in these sectors of the economy. This could, in turn, reduce the demand for loans and adversely impact the borrowers' abilities to repay their loans, while also decreasing the Company's net interest margin.

     The following table presents the composition of the Company's loan portfolio at the dates indicated.

                                                 June 30,                        December 31,                    June 30,
                                                   2000                             1999                           1999
                                       ---------------------------------------------------------------------------------------------

(Dollars in thousands)                     Amount            %               Amount            %               Amount           %
------------------------------------------------------------------------------------------------------------------------------------

Commercial                               $ 1,103,847        41.5%            $ 900,943        39.2%            $ 803,490       41.6%
Term real estate - commercial                797,702        30.0               696,707        30.3               551,896       28.5
                                       ---------------------------------------------------------------------------------------------

    Total commercial                       1,901,549        71.5             1,597,650        69.5             1,355,386       70.1
Real estate construction and land            507,192        19.1               466,577        20.3               350,011       18.1
Real estate term - other                     123,708         4.7               133,256         5.8               120,428        6.2
Consumer and other                           195,799         7.4               159,679         6.9               154,355        8.0
                                       ---------------------------------------------------------------------------------------------

    Total loans, gross                     2,728,248       102.7             2,357,162       102.5             1,980,180      102.4
Deferred fees and discounts, net             (13,731)       (0.5)              (12,599)       (0.5)              (11,549)      (0.6)

                                       ---------------------------------------------------------------------------------------------

    Total loans, net of deferred fees      2,714,517       102.2             2,344,563       102.0             1,968,631      101.8
Allowance for loan losses                    (56,769)       (2.2)              (46,451)       (2.0)              (35,207)      (1.8)

                                       ---------------------------------------------------------------------------------------------

     Total loans, net                    $ 2,657,748       100.0%          $ 2,298,112       100.0%          $ 1,933,424      100.0%
                                       =============================================================================================


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Nonperforming and Classified Assets

     Management generally places loans on nonaccrual status when they become 90 days past due, unless they are well secured and in the process of collection. When a loan is placed on nonaccrual status, any interest previously accrued and not collected is generally reversed from income. Loans are charged off when management determines that collection has become unlikely. Restructured loans are those where the Banks have granted a concession on the interest paid or original repayment terms due to financial difficulties of the borrower. Other real estate owned ("OREO") consists of real property acquired through foreclosure on the related collateral underlying defaulted loans.

     The following table sets forth information regarding nonperforming assets at the dates indicated.

                                                                    At and for the three month periods ended
                                                 ---------------------------------------------------------------------------
                                                    June 30,      March 31,     December 31,    September 30,      June 30,
(Dollars in thousands)                                2000           2000           1999             1999            1999
----------------------------------------------------------------------------------------------------------------------------
Nonperforming loans
   Nonaccrual loans                                  $ 8,720        $ 6,266        $ 5,682          $ 7,928         $ 5,598
   Accruing loans past due 90 days or more               706             37            139              406             246
   Restructured loans                                    420            743            807            1,492           1,034
                                                 ---------------------------------------------------------------------------
         Total nonperforming loans                     9,846          7,046          6,628            9,826           6,878
Other real estate owned                                  229            271            271              515             595
                                                 ---------------------------------------------------------------------------
         Total nonperforming assets                 $ 10,075        $ 7,317        $ 6,899         $ 10,341         $ 7,473
                                                 ===========================================================================
   Nonperforming assets to total loans
      and other real estate owned                       0.37%          0.29%          0.29%            0.48%           0.42%
   Nonperforming assets to total assets                 0.25%          0.18%          0.19%            0.31%           0.24%

     At June 30, 2000 and December 31, 1999, the Company had $8.7 million and $5.7 million in nonaccrual loans respectively. Interest income foregone on nonaccrual loans outstanding totaled $161,000 and $101,000 for the three months ended June 30, 2000 and 1999, respectively.

     The Company records OREO at the lower of carrying value or fair value less estimated costs to sell. Estimated losses that result from the ongoing periodic valuation of these properties are charged to earnings through a provision for losses on foreclosed property in the period in which they are identified. OREO acquired through foreclosure had a carrying value of $229,000 and $271,000 at June 30, 2000 and December 31, 2000 respectively.

     The Company had $420,000 and $807,000 of restructured loans as of June 30, 2000 and December 31, 1999, respectively. There were no principal reduction concessions allowed on restructured loans during the second quarter of 2000 or 1999. Interest income from restructured loans totaled $9,000 and $14,000 for the six months ended June 30, 2000 and 1999, respectively. Foregone interest income, which totaled $1,000 and $0 for the six months ended June 30, 2000 and 1999, respectively, would have been recorded as interest income if the loans had accrued interest in accordance with their original terms prior to the restructurings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company has three classifications for problem loans: "substandard," "doubtful" and "loss." Substandard loans have one or more defined weaknesses and are characterized by the distinct possibility that the Banks will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable; and there is a high possibility of loss of some portion of the principal balance. A loan classified as "loss" is considered uncollectable and its continuance as an asset is not warranted.

     The following table sets forth the classified assets at the dates indicated.

                                                                         At and for the three month periods ended
                                                       -------------------------------------------------------------------------
                                                         June 30,      March 31,     December 31,   September 30,    June 30,
(Dollars in thousands)                                     2000           2000           1999            1999          1999
--------------------------------------------------------------------------------------------------------------------------------
Substandard                                                $ 24,049       $ 29,115       $ 30,282        $ 31,240      $ 29,242
Doubtful                                                      7,633          4,925          1,850           2,316         1,579
Loss                                                              -              4              2              10            10
Other real estate owned                                         229            271            271             515           595
                                                       -------------------------------------------------------------------------
     Classified assets                                     $ 31,911       $ 34,315       $ 32,405        $ 34,081      $ 31,426
                                                       =========================================================================
Classified assets to total loans and other real                1.17%          1.36%          1.37%           1.58%         1.76%
   estate owned
Allowance for loan losses to total classified assets         177.90%        149.05%        143.35%         114.45%       112.03%

     With the exception of these classified assets, management was not aware of any loans outstanding as of June 30, 2000 where the known credit problems of the borrower would cause management to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms and which would result in such loans being included in nonperforming or classified asset tables at some future date. Management cannot, however, predict the extent to which economic conditions in the Company's market areas may worsen or the full impact that such an environment may have on the Company's loan portfolio. Accordingly, there can be no assurance that other loans will not become 90 days or more past due, be placed on nonaccrual, become restructured loans, or other real estate owned in the future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Allowance For Loan Losses

     The allowance for loan losses is established through a provision for loan losses based on management's evaluation of risk inherent in the Company's loan portfolio. The allowance is increased by provisions charged against earnings and reduced by net loan charge-offs. Loans are charged-off when they are deemed to be uncollectable; recoveries are generally recorded only when cash payments are received.

     The following table sets forth information concerning the Company's allowance for loan losses at the dates and for the quarters indicated.

                                                                          At and for the three month periods ended
                                                       ----------------------------------------------------------------------------
                                                        June 30,       March 31,     December 31,   September 30,        June 30,
(Dollars in thousands)                                    2000           2000            1999            1999              1999
-----------------------------------------------------------------------------------------------------------------------------------
Period end loans outstanding                           $ 2,728,248     $ 2,518,306     $ 2,357,162     $ 2,152,668     $ 1,980,180
Average loans outstanding                              $ 2,635,797     $ 2,439,421     $ 2,217,490     $ 2,066,962     $ 1,915,096
Allowance for loan losses:
Balance at beginning of period                            $ 51,148        $ 46,451        $ 39,007        $ 35,207        $ 32,792
Charge-offs:
           Commercial                                       (4,223)         (1,729)         (1,289)           (812)           (288)
           Real estate construction and land                     -               -               -               -               -
           Real estate term                                      -               -               -               -               -
           Consumer and other                                 (137)           (121)           (178)            (175)           (187)
                                                       ----------------------------------------------------------------------------
                 Total charge-offs                          (4,360)         (1,850)         (1,967)           (987)           (475)
                                                       ----------------------------------------------------------------------------
Recoveries:
           Commercial                                          223             127               0             796             231
           Real estate construction and land                     -               -               -               -               -
           Real estate term and other                            -               -               7               4               3
           Consumer and other                                   47              31             298              85              68
                                                       ----------------------------------------------------------------------------
                 Total recoveries                              270             158             305             885             302
                                                       ----------------------------------------------------------------------------
            Net charge-offs                                 (4,090)         (1,692)         (1,162)           (102)           (173)
Provision charged to income (1)                              9,711           6,389           8,606           3,902           2,588
                                                       ----------------------------------------------------------------------------
Balance at end of period                                  $ 56,769        $ 51,148        $ 46,451        $ 39,007        $ 35,207
                                                       ============================================================================
Quarterly net charge-offs to average loans
   outstanding during the period, annualized                  0.62%           0.28%           0.08%           0.02%           0.04%
Year to date net charge-offs to average loans
   outstanding during the period, annualized                  0.44%           0.28%           0.05%           0.03%           0.02%
Allowance as a percentage of average loans
   outstanding                                                2.15%           2.10%           2.09%           1.89%           2.04%
Allowance as a percentage of period end loans
   outstanding                                                2.08%           2.03%           1.97%           1.81%           1.98%
Allowance as a percentage of non-performing loans           576.57%         725.92%         700.83%         396.98%         511.88%

-----------------------
(1) Includes $1.5 million in the second quarter of 2000, $860,000 in the first quarter of 2000, $2.3 million in the fourth quarter of 1999 and $400,000 in the second quarter of 1999 to conform practices of acquired entities to the Company's reserve methodologies, which are included in mergers and related nonrecurring costs.

     The Company employs a systematic methodology for determining its allowance for loan losses, which includes a monthly review process and monthly adjustment of the allowance. The Company's process includes a periodic loan by loan review for loans that are individually evaluated for impairment as well as detailed reviews of other loans (either individually or in pools). This includes an assessment of known problem loans, potential problem loans, and other loans that exhibit indicators of deterioration.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company's methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan losses that management believes is appropriate at each reporting date. Quantitative factors include the Company's historical loss experience, delinquency and charge-off trends, collateral values, changes in non-performing loans, and other factors. Quantitative factors also incorporate known information about individual loans including borrowers' sensitivity to interest rate movements and borrowers' sensitivity to quantifiable external factors including commodity and finished goods prices as well as acts of nature (earthquakes, fires, etc.) that occur in a particular period.

     Qualitative factors include the general economic environment in the Company's marketplace, and in particular, the state of the technology industries based in the Silicon Valley and other key industries in the San Francisco Bay Area. Size and complexity of individual credits in relation to lending officers' background and experience levels, loan structure, extent and nature of waivers of existing loan policies and pace of portfolio growth are other qualitative factors that are considered in the Company's methodology.

     The Company's methodology is, and has been, consistently followed.
However, as the Company adds new products, increases in complexity, and expands its geographic coverage, the Company intends to enhance its methodology to keep pace with the size and complexity of the loan portfolio. In this regard, the Company has periodically engaged outside firms to independently assess the Company's methodology, and on an ongoing basis the Company engages outside firms to perform independent credit reviews of its loan portfolio. Management believes that the Company's systematic methodology continues to be appropriate given the Company's size and level of complexity.

     While this methodology utilizes historical and other objective information, the establishment of the allowance for loan losses and the classification of loans is, to some extent, based on the judgment and experience of management. Management believes that the allowance for loan losses is adequate as of June 30, 2000. However, future changes in circumstances, economic conditions or other factors could cause management to increase or decrease the allowance for loan losses as necessary.

     At June 30, 2000, the allowance for loan losses was $56.8 million, consisting of a $39.2 million allocated allowance and a $17.6 million unallocated allowance. The unallocated allowance recognizes the model and estimation risk associated with the allocated allowances, and management's evaluation of various conditions, the effects of which are not directly measured in determining the allocated allowance. The evaluation of the inherent loss regarding these conditions involves a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with the unallocated allowance include the following at the balance sheet date:

 . The strength and duration of the current business cycle and existing general economic and business conditions affecting our key lending areas; economic and business conditions affecting our key lending portfolios;

 . Seasoning of the loan portfolio, growth in loan volumes and changes in loan terms; and

 .  The results of bank regulatory examinations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Liquidity and Cash Flow

     The objective of liquidity management is to maintain each Bank's ability to meet the day-to-day cash flow requirements of its clients who either wish to withdraw funds or require funds to meet their credit needs. The Company must manage its liquidity position to allow the Banks to meet the needs of their clients while maintaining an appropriate balance between assets and liabilities to meet the return on investment expectations of its shareholders. The Company monitors the sources and uses of funds on a daily basis to maintain an acceptable liquidity position. In addition to liquidity from core deposits and repayments and maturities of loans and investments, the Banks utilize brokered deposit lines, sell securities under agreements to repurchase and borrow overnight federal funds.

     Greater Bay is a company separate and apart from the Banks. It must provide for its own liquidity. Substantially all of Greater Bay's revenues are obtained from management fees, interest received on its investments and dividends declared and paid by the Banks. There are statutory and regulatory provisions that could limit the ability of the Banks to pay dividends to Greater Bay. At June 30, 2000, the Banks had approximately $92.5 million in the aggregate available to be paid as dividends to Greater Bay. Management of Greater Bay believes that such restrictions will not have an impact on the ability of Greater Bay to meet its ongoing cash obligations. As of June 30, 2000, Greater Bay did not have any material commitments for capital expenditures.

     Net cash provided by operating activities, consisting primarily of net income, totaled $33.6million and $23.3 million for the six months ended June 30, 2000 and 1999, respectively. Cash used for investing activities totaled $647.2 million and $338.7 million for the six months ended June 30, 2000 and 1999, respectively. The funds used for investing activities primarily represent increases in loans and investment securities for each period reported.

     For the six months ended June 30, 2000 net cash provided by financing activities was $539.4 million, compared to $387.1 million for the six months ended June 30, 2000. Historically, the primary financing activity of the Company has been through deposits. For the six months ended June 30, 2000 and 1999, deposit gathering activities generated cash of $443.1 million and $371.7 million, respectively. This represents a total of 82.2% and 96.0% of the financing cash flows for the six months ended June 30, 2000 and 1999, respectively. The Company has supplemented its financing activities through the issuance of Trust Preferred Securities and common stock. See "Capital Resources" for further discussion below.

Capital Resources

     Shareholders' equity at June 30, 2000 increased to $270.3 million from $238.0 million at December 31, 1999. Greater Bay paid dividends of $0.30 and $0.48 per share during the six months ended June 30, 2000 and the twelve months ended December 31, 1999, respectively, excluding dividends paid by subsidiaries prior to the completion of their mergers.

     In the first quarter of 2000 and the fourth quarter of 1999 the Company issued 324,324 and 535,000 shares of common stock in a private placement, respectively. The proceeds from the offering were $11.5 million and $19.0 million, respectively, net of issuance costs. Greater Bay used a portion of the net proceeds from the offering to supplement the capital of the Banks and intends to use the remainder for general corporate purposes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     On March 23, 2000, the Company completed an offering of 10.875% capital securities in an aggregate amount of $9.5 million through GBB Capital III, a wholly owned trust subsidiary formed for the purpose of the offering. On May 19, 2000, the Company completed an additional offering of 10.75% capital securities in an aggregate amount of $41.0 million through GBB Capital IV, a wholly owned trust subsidiary formed for the purpose of the offering. The securities issued in the offering were sold in a private transaction pursuant to an applicable exemption from registration under the Securities Act. Under applicable regulatory guidelines, the TPS qualifies as Tier 1 capital up to a maximum of 25% of Tier I capital. Any additional portion of TPS would qualify as Tier 2 capital. As of June 30, 2000, $83.9 million of the TPS qualified as Tier I capital. As the Company's shareholders' equity increases, the amount of Tier I capital that can be comprised of TPS will increase.

     A banking organization's total qualifying capital includes two components, core capital (Tier 1 capital) and supplementary capital (Tier 2 capital). Core capital, which must comprise at least half of total capital, includes common shareholders' equity, qualifying perpetual preferred stock, trust preferred securities and minority interests, less goodwill. Supplementary capital includes the allowance for loan losses (subject to certain limitations), other perpetual preferred stock, trust preferred securities, certain other capital instruments and term subordinated debt. The Company's major capital components are shareholders' equity and TPS in core capital, and the allowance for loan losses in supplementary capital.

     At June 30, 2000, the minimum risk-based capital requirements to be considered adequately capitalized were 4.0% for core capital and 8.0% for total capital. Federal banking regulators have also adopted leverage capital guidelines to supplement risk-based measures. The leverage ratio is determined by dividing Tier 1 capital as defined under the risk-based guidelines by average total assets (not risk-adjusted) for the preceding quarter.

     Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, the Federal Reserve, the OCC and the FDIC have adopted regulations setting forth a five-tier system for measuring the capital adequacy of the financial institutions they supervise. The capital levels of the Company at June 30, 2000 and the two highest levels recognized under these regulations are as follows. These ratios all exceeded the well-capitalized guidelines shown below.

                                                    Tier 1           Total
                                 Leverage         Risk-Based       Risk-Based
                                  Ratio          Capital Ratio   Capital Ratio
                                 --------        -------------   -------------
Company                             9.18%            10.86%           12.62%
Well-capitalized                    5.00%             6.00%           10.00%
Adequately capitalized              4.00%             4.00%            8.00%

     In addition, at June 30, 2000, each of the Banks had levels of capital that exceeded the well-capitalized guidelines.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company's financial performance is impacted by, among other factors, interest rate risk and credit risk. The Company utilizes no derivatives to mitigate its credit risk, relying instead on loan review and an adequate loan loss reserve (see "--Allowance for Loan Losses" herein).

     Interest rate risk is the risk of loss in value due to changes in interest rates. This risk is addressed by the Company's Asset Liability Management Committee ("ALCO"), which includes senior management representatives. The ALCO monitors and considers methods of managing interest rate risk by monitoring changes in net portfolio values and net interest income under various interest rate scenarios. The ALCO attempts to manage the various components of the Company's balance sheet to minimize the impact of sudden and sustained changes in interest rates on net portfolio value and net interest income.

     The Company's exposure to interest rate risk is reviewed on at least a quarterly basis by the Board of Directors and the ALCO. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine the Company's change in net portfolio value in the event of hypothetical changes in interest rates and interest liabilities. If potential changes to net portfolio value and net interest income resulting from hypothetical interest rate swings are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board-approved limits.

     In order to reduce the exposure to interest rate fluctuations, the Company has developed strategies to manage its liquidity, lengthen the effective maturities of certain interest-earning assets, and shorten the effective maturities of certain interest-bearing liabilities. The Company has focused its investment activities on securities with generally medium-term (8 years to 12 years) maturities or average lives. The Company has utilized short-term borrowings and deposit marketing programs to adjust the term to repricing of its liabilities. In addition, the Company has utilized an interest rate swap to manage the interest rate risk of the TPS II securities. This interest rate swap is not an "ineffective hedge" and is accounted for under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities".

     Interest rate sensitivity analysis is used to measure the Company's interest rate risk by computing estimated changes in net portfolio value of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market rate sensitive instruments in the event of sudden and sustained increases and decreases in market interest rates of 100 basis points. The following table presents the Company's projected change in net portfolio value for these rate shock levels as of March 31, 2000. All market rate sensitive instruments presented in this table are classified as either held to maturity or available for sale. The Company has no trading securities.

Change in interest rates                                       Projected change
                                                          ----------------------------
(Dollars in thousands) (1)          Net portfolio value      Dollars     Percentage
--------------------------------------------------------------------------------------
100 basis point rise                       $ 595,600         $ 1,167        0.20%
Base scenario                                594,433               -            -
100 basis point decline                      591,759           2,674       -0.45%

(1) Evaluation excludes BSC.  See further discussion below.

     The preceding table indicates that at June 30, 2000, in the event of a sudden and sustained decrease in prevailing market interest rates, the Company's net portfolio value would be expected to increase. However, the foregoing analysis does not attribute additional value to the Company's noninterest-bearing deposit balances, which have a significantly higher market value during periods of increasing interest rates.

     Net portfolio value is calculated based on the net present value of estimated cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources.

     Computation of forecasted effects of hypothetical interest rate changes is based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual future results. Further, the computations do not contemplate any actions the ALCO could undertake in response to changes in interest rates.

     Certain shortcomings are inherent in the method of analysis presented in the computation of net portfolio value. Actual values may differ from those projections presented should market conditions vary from assumptions used in the calculation of the net portfolio value. Certain assets, such as adjustable-rate loans, which represent one of the Company's loan products, have features which restrict changes in interest rate on a short-term basis and over the life of the assets. In addition, the proportion of adjustable-rate loans in the Company's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the net portfolio value. Finally, the ability of many borrowers to repay their adjustable-rate mortgage loans may decrease in the event of significant interest rate increases.

Interest Rate Risk Management

     Interest rate risk management is a function of the repricing characteristics of the Company's portfolio of assets and liabilities. Interest rate risk management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates. Effective interest rate risk management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable time frame, thereby minimizing the effect of interest rate movements on net interest income. Interest rate sensitivity is measured as the difference between the volumes of assets and liabilities in the Company's current portfolio that are subject to repricing at various time horizons: one day or immediate, two days to six months, seven to twelve months, one to three years, four to five years, over five years and on a cumulative basis. The differences are known as interest sensitivity gaps.

     The following table shows interest sensitivity gaps for different intervals as of June 30, 2000.

                                           Immediate or       2 Days to        7 Months to          1 Year to        4 Years to
 (Dollars in thousands)                       One Day          6 Months         12 Months            3 Years          5 Years
-----------------------------------------------------------------------------------------------------------------------------------
 Assets:
     Cash and due                              $ 3,760               $ -                $ -                $ -               $ -
     Federal funds sold and
       other short term investments             87,455                 -                  -                  -                 -
     Investment securities                      12,237            26,266             27,485            169,702           122,532
     Loans                                   1,127,964           835,816             82,995            214,446           219,389
     Allowance for loan losses/
       unearned fees                                 -                 -                  -                  -                 -
     Other assets                                    -                 -                  -                  -                 -
                                     ----------------------------------------------------------------------------------------------
          Total Assets                     $ 1,231,416         $ 862,082          $ 110,480          $ 384,148         $ 341,921
                                     ==============================================================================================
 Liabilities and equity:
     Deposits                              $ 1,926,152         $ 679,999          $ 101,694           $ 21,986           $ 2,036
     Other borrowings                                -           125,755              5,745                500             1,500
     Trust Preferred Securities                      -                 -                  -                  -                 -
     Other liabilities                               -                 -                  -                  -                 -
     Shareholders equity                             -                 -                  -                  -                 -
                                     ----------------------------------------------------------------------------------------------
           Total Liabilities/equity        $ 1,926,152         $ 805,754          $ 107,439           $ 22,486           $ 3,536
                                     ==============================================================================================

 Gap                                        $ (694,736)         $ 56,328            $ 3,041          $ 361,662         $ 338,385
 Cumulative gap                             $ (694,736)       $ (638,408)        $ (635,367)        $ (273,705)         $ 64,680
 Cumulative gap/total assets                     -16.9%            -15.5%             -15.5%              -6.7%              1.6%

                                           More than           Total Rate           Non-Rate
 (Dollars in thousands)                     5 Years             Sensitive           Sensitive          Total
---------------------------------------------------------------------------------------------------------------
 Assets:
     Cash and due                                   $ -           $ 3,760          $ 217,490         $ 221,250
     Federal funds sold and
       other short term investments                   -            87,455                  -            87,455
     Investment securities                      593,107           951,329                  -           951,329
     Loans                                      233,902         2,714,512                  5         2,714,517
     Allowance for loan losses/
       unearned fees                                  -                 -            (56,769)          (56,769)
     Other assets                                     -                 -            188,477           188,477
                                     --------------------------------------------------------------------------
          Total Assets                        $ 827,009       $ 3,757,056          $ 349,203       $ 4,106,259
                                     ==========================================================================
 Liabilities and equity:
     Deposits                                     $ 172       $ 2,732,039          $ 811,775       $ 3,543,814
     Other borrowings                                 -           133,500                  -           133,500
     Trust Preferred Securities                  99,500            99,500                  -            99,500
     Other liabilities                                -                 -             59,177            59,177
     Shareholders equity                              -                 -            270,268           270,268
                                     --------------------------------------------------------------------------
           Total Liabilities/equity            $ 99,672       $ 2,965,039        $ 1,141,220       $ 4,106,259
                                     ==========================================================================

 Gap                                          $ 727,337         $ 792,017         $ (792,017)              $ -
 Cumulative gap                               $ 792,017         $ 792,017                $ -               $ -
 Cumulative gap/total assets                       19.3%             19.3%               0.0%              0.0%

     The foregoing table indicates that the Company had a one year gap of $(635.4) million, or -15.8% of total assets, at June 30, 2000. In theory, this would indicate that at June 30, 2000, $(635.4) million more in liabilities than assets would reprice if there was a change in interest rates over the next year. Thus, if interest rates were to increase, the gap would tend to result in a higher net interest margin. Conversely, if interest rates decreased, the gap may result in decreases net interest margin. However, changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing of both the asset and its supporting liability can remain the same, thus impacting net interest income. This characteristic is referred to as basis risk and, generally, relates to the repricing characteristics of short-term funding sources such as certificates of deposit.

     The impact of fluctuations in interest rates on the Company's projected next twelve month net interest income and net income has been evaluated through an interest rate shock simulation modeling analysis that includes various assumptions regarding the repricing relationship of assets and liabilities, as well as the anticipated changes in loan and deposit volumes over differing rate environments. As of June 30, 2000, the analysis indicates that the Company's net interest income would increase a maximum of 10.2% (excluding BSC) if rates rose 200 basis points immediately and would decrease a maximum of (10.3)% (excluding
BSC) if rates declined 200 basis points immediately. In addition, the results indicate that notwithstanding the Company's gap position, which would indicate that the net interest margin increases when rates rise, the Company's net interest margin increases during rising rate periods due to the basis risk imbedded in the Company's interest- bearing liabilities.

     The above quantified evaluations exclude the impact of BSC because this institution has not been converted to risk management system as to net portfolio value and interest rate shock simulation analysis at June 30, 2000. The Company has performed a preliminary analysis of BSC's risk profile and has determined that BSC's exposure to interest rate risk is equal to or lower than that of the Company as a whole.

     In addition, while this analysis indicates the probable impact of interest rate movements on the Company's net interest income, it does not take into consideration other factors that would impact this analysis. These factors would include management's and ALCO's actions to mitigate the impact to the Company and the impact of the Company's credit risk profile during periods of significant interest rate movements.

     Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis table. These prepayments may have significant effects on the Company's net interest margin. Because of these factors and others, an interest sensitivity gap report may not provide a complete assessment of the Company's exposure to changes in interest rates.

Recent Accounting Developments

     In April 1999, the Financial Accounting Standards Board ("FASB") reached tentative conclusions on the future of the pooling-of-interests method of accounting for business combinations. These tentative conclusions include the decision that the pooling-of-interests method of accounting will no longer be an acceptable method to account for business combinations between independent parties and that there should be a single method of accounting for all business combinations, and that method is the purchase method. The FASB agreed that the purchase method should be applied prospectively to business combination transactions that are initiated after the final standard is issued. The FASB issued an exposure draft during the third quarter of 1999 and expects that a final standard may be issued and become effective in the first quarter of 2001. A portion of the Company's business strategy is to pursue acquisition opportunities so as to expand its market presence and maintain growth levels. A change in the accounting for business combinations could have a negative impact on the Company's ability to realize those business strategies.